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                      August 23, 2022

       Christopher M. Bouda
       Vice President and Chief Accounting Officer
       Danaher Corporation
       2200 Pennsylvania Avenue, N.W., Suite 800W
       Washington, DC 20037-1701

                                                        Re: Danaher Corporation
                                                            Form 10-K For the
fiscal year ended December 31, 2021
                                                            Filed February 23,
2022
                                                            File No. 001-08089

       Dear Mr. Bouda:

              We have completed our review of your filing. We remind you that the company and its management are responsible for the accuracy and adequacy of their disclosures, notwithstanding any review, comments, action or absence of action by the staff.




                      Sincerely,


                      Division of Corporation Finance

                      Office of Life Sciences